Exhibit 99.1
Highland Distressed Opportunities, Inc.
Announces June 30, 2008 Quarterly Financial Results
DALLAS—(BUSINESS WIRE)—August 8, 2008—Highland Distressed Opportunities, Inc. (the “Company”) (NYSE: HCD) today announced its financial results for the second quarter ended June 30, 2008.
Highlights for the quarter ended June 30, 2008:
Stockholders’ Equity (Net Assets): $128.3 million
Total Portfolio Market Value: $168.8 million
Net Asset Value per share: $7.24
Operating Results (in thousands, except per share amounts):
Net decrease in stockholders’ equity (net assets) from operations: $13,383
Net investment income: $4,050
Net realized and unrealized losses on investments: $17,433
Distributions to stockholders per share: $0.2625
Portfolio Investment Activity:
Cost of investments purchased during period: $26.9 million
Proceeds from disposition of investments during period: $113.3 million
Number of portfolio companies as of June 30, 2008: 43
Portfolio and Investment Activity
At June 30, 2008, our portfolio investments, exclusive of cash and cash equivalents, consisted of approximately 68.1% in senior loans, 27.0% in corporate notes and bonds, 0.2% in claims and 4.7% in equity interests as of that date. In comparison, at June 30, 2007, our portfolio investments, exclusive of cash and cash equivalents, consisted of approximately 45.9% in senior loans, 35.4% in corporate notes and bonds, 0.8% in claims and 17.9% in equity interests as of that date.
Bank debt typically accrues interest at variable rates determined by reference to a base lending rate, such as LIBOR or prime rate, and typically will have maturities of 3 to 5 years. Corporate notes and bonds will typically accrue interest at fixed rates and have stated maturities at origination that range from 5 to 10 years. At June 30, 2008, the weighted average cost yield of our portfolio investments, exclusive of cash and cash equivalents, was approximately 6.2%. At June 30, 2008, the weighted average cost yield of our investments in senior loans and corporate notes and bonds was approximately 6.6%. Yields are computed assuming a fully settled portfolio; using interest rates as of the report date and include amortization of senior loan discount points, original issue discount and market premium or discount; weighted by their respective costs when averaged.

As of June 30, 2008, approximately 50.6% of our portfolio consisted of investments in 9 issuers. Additional information regarding these specific investments has been outlined below. This additional information is limited to publicly available information, and does not address the creditworthiness or financial viability of the issuer, or the future plans of the Company as it relates to a specific investment. Furthermore, while the objective of the Company is to invest primarily in financially-troubled or distressed companies, the Company can and does invest in issuers that are not financially-troubled or distressed at the time of investment. The Company may have sold some, or all, of the positions outlined below subsequent to June 30, 2008.
Azithromycin Royalty Sub, LLC
The Azithromycin Royalty Sub, LLC, a wholly-owned subsidiary of InSite Vision Inc., was established to issue senior secured bonds backed by the royalty cash stream from the sales of azithromycin ophthalmic solution, a branded pharmaceutical sold under the brand name AzaSite® and marketed by Inspire Pharmaceuticals, Inc. The solution is used to treat conjunctivitis. The Azithromycin Royalty Sub, LLC is entitled to minimum cash flows from Inspire Pharmaceuticals over the next five years and the entity is obligated to utilize any cash flows in excess of interest expense to pay down principal. More information can be found at www.azasite.com.
Baker & Taylor, Inc.
Baker & Taylor, Inc. (“B&T”) is engaged in the distribution of books, music, video and game products. In addition, unique information services built around the B&T’s proprietary databases as well as specialized consulting and outsourcing services are provided to customers. Customers include retailers (including Internet retailers), public, academic and school libraries and various departments of federal and local governments. B&T distributes its products throughout the United States and worldwide.
Celtic Pharma Phinco B.V.
Celtic Pharmaceuticals (“Celtic Pharma”) is a private investment fund with a mandate to purchase a diversified portfolio of novel pharmaceutical products in the later stages of development that have already demonstrated initial proof of principle efficacy in human clinical trials. Celtic Pharma has $250 million of equity commitments in addition to raising $156 million of high-yield bonds. Celtic Pharma has invested in nine drug programs since its 2004 inception. More information can be found at www.celticpharma.com.
Comcorp Broadcasting, Inc.
Comcorp Broadcasting, Inc. (“ComCorp”) is a privately-held regional broadcasting company based in Lafayette, LA. ComCorp operates 23 TV stations in 10 markets in Texas, Louisiana, and Indiana. ComCorp filed for bankruptcy in June 2006 after it was unable to meet its ongoing debt obligations. ComCorp, and its direct and indirect subsidiaries, exited bankruptcy with an effective date of October 4, 2007 under Plans filed with the United States Bankruptcy Court in the Western District of Louisiana (Case No. 06-50410). Copies of the Plans and the Confirmation Orders may be downloaded, without cost, at www.kccllc.net/cca, or be requested free of charge by calling Kurtzman Carson Consultants LLC at 1-866-381-9100.
Fontainebleau Florida Hotel, LLC
Fontainebleau Resorts, Inc. (“Fontainebleau”) is led by Chairman Jeffrey Soffer, who also serves as Chief Executive Officer of Turnberry, Ltd., a creator of luxury condominium and condominium-hotel developments, and President and Chief Financial Officer Glenn Schaeffer, a former Chief Executive Officer of Mandalay Resort Group. Fontainebleau Miami Beach is a resort located in Miami Beach, Florida. Fontainebleau plans to renovate and expand this property into a 22-acre destination resort. More information can be found at www.bleaumiamibeach.com.

Lake at Las Vegas Joint Venture, LLC
Lake at Las Vegas Joint Venture, LLC (“LLV”) is a 3,592-acre resort and destination community and is one of the larger master-planned communities in Las Vegas, NV. The development is located approximately 17 miles from the Las Vegas strip. On July 17, 2008, LLV filed to reorganize under Chapter 11 of the Bankruptcy Code, citing a combination of poor liquidity, substantial debt service, extremely challenging real estate market conditions and other legal and financial issues. More information can be found at www.lakelasvegas.com, at www.kccllc.net/llv, or by calling Kurtzman Carson Consultants LLC at 1-866-248-3389.
LVI Services, Inc.
LVI Services, Inc. (“LVI”) is a remediation and facility services firm serving commercial, industrial, retail, government, healthcare and education end markets. From a nationwide branch network, LVI provides asbestos abatement, soft and structural demolition, mold remediation, emergency response, fireproofing, decontamination and decommissioning, lead-based paint abatement and infection control. More information can be found at www.lviservices.com.
Motor Coach Industries International, Inc.
Motor Coach Industries International, Inc. (“MCII”) designs, manufactures, assembles and markets intercity coaches, transit buses and their replacement parts. MCII’s coaches are used for intercity regularly scheduled passenger service, tour and charter operations and suburban commuting. More information can be found at www.mcicoach.com.
Realogy Corporation
Realogy Corporation (“Realogy”) is a leading global provider of real estate and relocation services including real estate franchising, brokerage, relocation and title. Realogy’s brands and business units include Better Homes and Gardens Real Estate®, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. More information can be found at www.realogy.com.
Results of Operations
Results comparisons are for the three and six months ended June 30, 2008 and 2007. These comparisons between current and prior periods may not necessarily be meaningful as we initially funded on January 18, 2007 (commencement of operations).
Operating results for the three and six months ended June 30, 2008 and June 30, 2007 are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Total investment income	$6,479,208	$9,577,120	$14,371,948	$11,230,369
Net expenses	$2,429,320	$3,404,515	$6,840,585	$3,768,017
Net investment income	$4,049,888	$6,172,605	$7,531,363	$7,462,352
Net realized and unrealized gain/(loss) on investments	$(17,432,738)	$(5,729,168)	$(51,944,101)	$(6,663,075)
Net increase/(decrease) in stockholders’ equity (net assets) resulting from operations	$(13,382,850)	$443,437	$(44,412,738)	$799,277

Investment Income
We primarily generate revenue in the form of interest income on the debt securities that we own, dividend income on any common or preferred stock that we own, and capital gains, if any, on investment securities that we acquire and subsequently sell. We also may acquire investments, which may pay cash or in-kind dividends on a recurring or otherwise negotiated basis. Investment income for the three and six months ended June 30, 2008 was approximately $6.5 million and $14.4 million, respectively, of which approximately $0.0 million and $0.1 million, respectively, was attributable to invested cash and cash equivalents and approximately $6.5 million and $14.3 million, respectively, was attributable to portfolio investments. For the three and six months ended June 30, 2008, of the approximately $6.5 million and $14.3 million, respectively, in investment income from investments other than cash and cash equivalents, approximately $0.5 million and $2.0 million, respectively, of PIK interest income was recorded. In comparison, investment income for the three and six months ended June 30, 2007 was approximately $9.6 million and $11.2 million, respectively, of which approximately $0.2 million and $0.7 million, respectively, was attributable to invested cash and cash equivalents and approximately $9.4 million and $10.5 million, respectively, was attributable to portfolio investments.
Operating Expenses
Operating expenses for the three and six months ended June 30, 2008 were approximately $2.6 million and $5.5 million, respectively. These amount consisted of advisory fees of approximately $1.2 million and $2.6 million, incentive fees of approximately $0.8 million and $1.7 million, and administrative fees, accounting fees, professional fees, directors’ fees, taxes and other expenses of approximately $0.6 million and $1.2 million, respectively, for the three and six months ended June 30, 2008. For the comparative three and six month periods a year earlier, operating expenses were approximately $3.7 million and $4.5 million, respectively. Included in operating expenses were advisory fees of approximately $1.8 million and $2.3 million, incentive fees of approximately $1.3 million and $1.3 million, and administrative fees, accounting fees, professional fees, directors’ fees, taxes and other expenses of approximately $0.6 million and $0.9 million, respectively, for the three and six months ended June 30, 2007. Additionally, for the quarter ended June 30, 2008, the Investment Adviser voluntarily waived incentive fees of approximately $0.8 million.
Net Investment Income
The Company’s net investment income for the three and six months ended June 30, 2008 was approximately $4.0 million and $7.5 million, respectively, versus net investment income of approximately $6.2 million and $7.5 million, respectively, for the three and six months ended June 30, 2007.
Net Unrealized Appreciation/Depreciation on Investments
For the three and six months ended June 30, 2008, the Company’s investments had net unrealized appreciation of approximately $3.1 million and net unrealized depreciation of approximately $18.9 million, respectively. This compares to net unrealized depreciation on the Company’s investments of approximately $5.9 million and $6.9 million, respectively, for the three and six months ended June 30, 2007.
Net Realized Gains/Losses
For the three and six months ended June 30, 2008, the Company had net realized losses on investments of approximately $20.5 million and $33.0 million, respectively, compared to net realized gains on investments of approximately $0.2 million and $0.2 million, respectively, for the three and six months ended June 30, 2007.
Net Increase/Decrease in Stockholders’ Equity (Net Assets) from Operations
For the three and six months ended June 30, 2008, the Company had a net decrease in stockholders’ equity (net assets) resulting from operations of approximately $13.4 million and $44.4 million, respectively, compared to a net increase in stockholders’ equity (net assets) resulting from operations of approximately $0.4 million and $0.8 million, respectively, for the three and six months ended June 30, 2007. For the three and six months ended June 30, 2008, the decrease in stockholders’ equity (net assets) resulting from operations was primarily attributable to net unrealized depreciation on investments, as discussed above.

Financial Condition, Liquidity and Capital Resources
We remain committed to our total return investment objective by pursuing risk-adjusted returns across market cycles and will continue to focus on positioning our portfolio to benefit in weakened credit markets. In light of the broader market dislocation, we are encouraged by prospects in the current market environment that we believe may allow us to increase both the overall investment yield on our investments and the opportunity for capital appreciation. To that end, the Investment Adviser is comfortable with the state of our investment portfolio overall and its ability to manage the individual investments.
During the quarter ended June 30, 2008, liquidity and capital resources were generated primarily from cash flows from operations, including investment sales and prepayments and income earned from investments and cash equivalents. We may also fund our investments and operations through borrowings under the credit facility entered into in June 2008. At June 30, 2008, the Company had $65.0 million in borrowings outstanding. The primary use of funds will be investments in portfolio companies, to provide additional liquidity, to seek to meet our investment objective and strategies, to make cash distributions to holders of our common stock and to pay fees and our operating expenses. During the six months ended June 30, 2008, the Company generated approximately $91.9 million in cash flows from operations, of which $77.0 million was used to repay borrowings under its credit facilities and approximately $9.3 million used to make cash distributions to holders of our common stock. The residual cash flows of approximately $5.6 million were retained and increased the Company’s cash balance as of June 30, 2008.
Distributions
We intend to elect to be taxed as a regulated investment company under Subchapter M of the Code. In order to maintain our status as a regulated investment company, we are required to meet specified source-of-income and asset diversification requirements and must distribute annually at least 90% of our investment company taxable income. Additionally, we must distribute at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We intend to make distributions to our stockholders on a quarterly basis of substantially all of our net operating income. We also intend to make distributions of net realized capital gains, if any, at least annually.
We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, we may be limited in our ability to make distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the Investment Company Act of 1940 and due to provisions in our credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure stockholders that they will receive any distributions or distributions at a particular level.
On June 6, 2008, the Company’s Board declared a second quarter distribution of $0.2625 per share ($4,650,652), which was paid on June 30, 2008 to common stockholders of record on June 20, 2008. The Company has established an “opt out” dividend reinvestment plan (the “Plan”) for its common stockholders. As a result, if the Company declares a cash distribution in future periods, a stockholder’s cash distribution will be automatically reinvested in additional shares of the Company’s common stock unless the stockholder specifically “opts out” of the Plan and elects to receive cash distributions. For the second quarter 2008 distribution, holders of approximately 1,751,073 shares participated in the Plan. As a result, of the $4,650,652 total amount distributed, approximately $459,657 was used by the Plan agent to purchase shares in the open market, including fractions, on behalf of the Plan participants. On March 7, 2008, the Company’s Board declared a first quarter distribution of $0.2625 per share ($4,650,652), which was paid on March 31, 2008 to common stockholders of record on March 20, 2008. For the period January 18, 2007 (commencement of operations) through December 31, 2007, distributions paid to stockholders totaled $0.7875 per share ($13,915,795). Tax characteristics of all distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year.
Conference Call
The Company invites all interested persons to participate in its conference call on Monday, August 11, 2008 at 4:15 p.m. (Eastern Time). The dial-in number for the call is (877) 852-6580. The pass code for the conference call is 9635456. The Company will maintain an audio replay of the call for one week following the call. The replay dial-in number is (888) 203-1112. The replay pass code is 9635456.

Highland Distressed Opportunities, Inc.
Statement of Assets and Liabilities

	As of
	June 30, 2008	As of
	(unaudited)	December 31, 2007
	($)	($)
Assets:
Investments, at value (cost $247,704,865 and $372,026,014, respectively)	168,760,889	311,986,151
Cash	9,925,250	4,291,098
Foreign currency (cost $3,090 and $0, respectively)	3,079	—
Receivable for:
Receivable for investments sold	26,363,779	24,628,173
Dividend and interest receivable	3,585,120	5,951,790
Other assets	14,572	66,712

Total assets	208,652,689	346,923,924

Liabilities:
Notes payable (Note 4)	65,000,000	142,000,000
Net discount and unrealized depreciation on unfunded transactions	10,056	16,228
Payables for:
Investments purchased	13,899,915	19,387,884
Investment advisory fee payable (Note 3)	1,162,652	1,812,285
Administration fee payable (Note 3)	203,464	317,150
Incentive fee (Note 3)	—	383,951
Interest expense payable (Note 4)	1,847	759,465
Directors’ fees (Note 3)	7,023	592
Accrued expenses and other liabilities	66,723	231,317

Total liabilities	80,351,680	164,908,872

Stockholders’ equity (net assets)	128,301,009	182,015,052

Composition of stockholders’ equity (net assets):
Common Stock, par value $.001 per share: 550,000,000 common stock authorized, 17,716,771 common stock outstanding	17,717	17,717
Paid-in capital	253,163,644	253,163,644
Undistributed net investment income	1,650,205	3,420,147
Accumulated net realized gain/(loss) on investments, total return swaps and foreign currency transactions	(47,579,590)	(14,547,689)
Net unrealized appreciation/(depreciation) on investments, unfunded transactions and translation of assets and liabilities denominated in foreign currency	(78,950,967)	(60,038,767)

Stockholders’ equity (net assets)	128,301,009	182,015,052

Net Asset Value Per Share (Net Assets/Common Stock Outstanding)	7.24	10.27

Highland Distressed Opportunities, Inc.
Statement of Operations

	For the Three Months Ended		For the Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007(a)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($)	($)	($)	($)
Investment Income:
Interest income	6,479,208	9,352,578	14,331,263	10,451,170
Dividends (net of foreign taxes withheld)	—	224,542	40,685	779,199

Total investment income	6,479,208	9,577,120	14,371,948	11,230,369

Expenses:
Investment advisory fees (Note 3)	1,162,507	1,833,035	2,646,907	2,285,931
Incentive fees (Note 3)	809,977	1,326,507	1,680,346	1,326,507
Administration fees (Note 3)	203,439	320,754	463,209	400,011
Accounting service fees	39,962	37,522	77,250	51,129
Transfer agent fees	7,543	8,103	15,126	11,041
Professional fees	244,660	74,871	338,519	101,090
Directors’ fees	4,946	10,222	11,861	13,929
Custody fees	11,073	20,980	22,146	23,223
Registration fees	5,992	—	12,033	—
Reports to stockholders	17,167	28,173	20,971	38,389
Delaware franchise tax expense	14,918	15,673	29,836	21,098
Organization expense (Note 3)	—	—	—	170,383
Rating agency fees	9,013	7,991	29,762	7,991
Other expense	31,625	26,920	191,518	34,169

Total operating expenses	2,562,822	3,710,751	5,539,484	4,484,891
Interest expense (Note 4)	676,475	2,090,530	2,111,078	2,132,788

Total expenses	3,239,297	5,801,281	7,650,562	6,617,679
Fees and expenses waived or reimbursed by Investment Adviser (Note 3)	(809,977)	(2,396,766)	(809,977)	(2,849,662)

Net expenses	2,429,320	3,404,515	6,840,585	3,768,017

Net investment income	4,049,888	6,172,605	7,531,363	7,462,352

Net Realized and Unrealized Gain/(Loss) on Investments:
Net realized gain/(loss) on investments	(20,543,764)	171,706	(33,031,896)	244,081
Net realized gain/(loss) on total return swaps	—	35,134	—	35,134
Net realized gain/(loss) on foreign currency transactions	(38)	(45,574)	(5)	(45,574)
Net change in unrealized appreciation/(depreciation) on investments	3,098,599	(5,930,971)	(18,904,113)	(6,926,467)
Net change in unrealized appreciation/(depreciation) on unfunded transactions	12,865	(1,825)	(10,056)	—
Net change in unrealized appreciation/(depreciation) on total return swaps	—	12,611	—	—
Net change in unrealized appreciation/(depreciation) on translation of assets and liabilities denominated in foreign currency	(400)	29,751	1,969	29,751

Net realized and unrealized gain/(loss) on investments	(17,432,738)	(5,729,168)	(51,944,101)	(6,663,075)

Net increase/(decrease) in stockholders’ equity (net assets) resulting from operations	(13,382,850)	443,437	(44,412,738)	799,277

(a)	Highland Distressed Opportunities, Inc. commenced operations on January 18, 2007.

About Highland Distressed Opportunities, Inc.
Highland Distressed Opportunities, Inc. (the “Company”, “we,” “us” and “our”) is a recently-organized, non-diversified closed-end company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is total return generated by both capital appreciation and current income. We intend to invest primarily in financially-troubled or distressed companies that are either middle-market companies or unlisted companies by investing in senior secured debt, mezzanine debt and unsecured debt, each of which may include an equity component, and in equity investments. Generally, distressed companies are those that (i) are facing financial or other difficulties and (ii) are or have been operating under the provisions of the U.S. Bankruptcy Code or other similar laws or, in the near future, may become subject to such provisions or otherwise be involved in a restructuring of their capital structure.
This press release may contain forward-looking statements describing the Company’s future plans and objectives. These forward-looking statements, as well as future oral and written statements by the management of Highland Distressed Opportunities, Inc., are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (“SEC”).
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “could,” “estimates,” “potential,” “continue,” “target,” or the negative of these terms or other similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable law.
Persons considering an investment in the Company should consider the investment objective, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company will be available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and current reports on Form 8-K. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.
Shareholder Services: hfinfo@hcmlp.com, (877) 247-1888